Exhibit 21.1

ADDvantage Technologies Group, Inc.

Subsidiaries

Tulsat Corporation, an Oklahoma corporation

ADDvantage Technologies Group of Missouri, Inc. (dba “ComTech Services”), a Missouri corporation

ADDvantage Technologies Group of Nebraska, Inc. (dba “Tulsat – Nebraska”), a Nebraska corporation

ADDvantage Technologies Group of Texas (dba “Tulsat – Texas”), a Texas corporation

NCS Industries, Inc., a Pennsylvania corporation

Jones Broadband International, Inc., a California corporation

Tulsat – Atlanta LLC, a subsidiary of Tulsat, an Oklahoma corporation

Tulsat – Pennsylvania LLC (dba “Broadband Remarketing International”), a subsidiary of Tulsat, an Oklahoma corporation